Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 25, 2019, is entered into by and among Presidio, Inc., a Delaware corporation (the “Company”), BCEC – Port Holdings (Delaware), LP, a Delaware limited partnership (the “Parent”), and Port Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Each of the parties to this Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger dated as of August 14, 2019 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended or modified by written agreement of, the Company, Parent and Merger Sub; and

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendment to the Merger Agreement.

2.1	The definition of “Company Termination Fee” is hereby deleted in its entirety and replaced with the following:

“Company Termination Fee” shall mean an amount equal to $40,000,000.

2.2	Section 3.1(b)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

2.3

“Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares, Converted Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of the Merger, be converted into the right to receive $16.60, payable net to the seller in cash, without interest (the “Merger Consideration”), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Certificate or Book-Entry Shares that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.”

3.

No Other Change. The Parties hereby acknowledge and agree that, except as set forth in this Amendment, the terms and provisions of the Merger Agreement shall not be affected hereby and shall continue in full force and effect.

4.

Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby, including for purposes of Section 9.10 of the Merger Agreement.

5.	Miscellaneous. Sections 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 9.11, 9.12, 9.15 and 9.16 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

PRESIDIO, INC.
By:	/s/ Robert Cagnazzi
Name:	Robert Cagnazzi
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

BCEC – PORT HOLDINGS (DELAWARE), LP
By: BCEC MANAGEMENT X LIMITED
Its: General Partner

By:	/s/ Matthew Elston
Name:	Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Name:	Mark Rodliffe
Title:	Director

PORT MERGER SUB, INC.

By:	/s/ Fahim Ahmed
Name:	Fahim Ahmed
Title:	President and Secretary

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